UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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Dr Pepper Snapple Group, Inc.

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Explanatory Note: Commencing May 6, 2011, Dr Pepper Snapple Group, Inc. sent the following communication to certain stockholders.
Dr Pepper Snapple Group, Inc.
Annual Meeting of Stockholders
May 19, 2011
Supplemental Information regarding Proposal 3
Advisory Vote on Approving Executive Compensation
By now you should have received the Dr Pepper Snapple Group, Inc. (referred to herein as DPS, Company, our or we) Notice of Annual Meeting of Stockholders and Proxy Statement and our 2010 Annual Report. You can also view the Proxy Statement and our 2010 Annual Report on the Investor Center section of our website at www.drpepeppersnapplegroup.com.
We write to bring to your attention a significant disagreement between DPS and ISS with respect to ISS’ proxy report regarding a proposal to be voted on at DPS’ annual meeting of stockholders to be held on May 19, 2011.
In its report, ISS recommends a vote “against” the Company’s recommendation on the advisory vote on executive compensation. ISS makes this recommendation because the Company included one new executive in its Change-In-Control Severance Plan (the “CIC Plan”). The CIC Plan provides that payments made under the CIC Plan that are subject to excise taxes under Section 280G of the Internal Revenue Code will be grossed up (as described in our Proxy Statement under Historical Executive Compensation Information — Post Termination Compensation — Change in Control). We strongly disagree with ISS’ analysis and its recommendation, which penalizes our entire compensation program because of one element of that program.
For the reasons set forth below, we urge you to vote “FOR” the approval of the advisory vote on executive compensation.
1.	ISS has based its recommendation on only one small element of a comprehensive executive compensation program.

ISS indicates in its Governance Risk Indicators that each component of its “Executive Compensation Evaluation” is a “Low” level of concern, except for “Severance/CIC Agreements”. ISS’ recommendation against the entire executive compensation package is based solely on our inclusion of one newly hired executive in the CIC Plan. We strongly disagree with this approach, because it fails to consider all of the elements of our executive compensation program in making their recommendation.

It is worthy of note that Glass Lewis, another leading proxy advisory firm, has recommended a vote “for” the resolution approving our executive compensation.

2.	DPS has a valid business reason for allowing newly hired employees to participate in pre-existing programs for similarly situated executives, including the CIC Plan.

The executive officer included in the CIC Plan in 2010 was Mr. Martin Ellen, who was hired as our Chief Financial Officer in 2010 to replace Mr. John Stewart. In accordance with our current policy, Mr. Ellen was not offered an Executive Employment Agreement, but was engaged under a Letter of Understanding. Under that Letter of Understanding, Mr. Ellen received the benefits that our other similarly situated executives received, including participation in the CIC Plan. If Mr. Ellen had been excluded from the CIC Plan, his compensation package would have been substantially less than that of our other similarly situated executives. His recruitment and retention, or the recruitment and retention of any talented executive officer, would be difficult if he is aware or becomes aware that his compensation package is disadvantaged when compared to other executives. Further, talented executive level employees are difficult to attract and retain without a change-in-control plan that is competitive in the market, is consistent with our peer group, and protects that executive level employee from the events that may occur as the result of a change-in-control that would be detrimental to the executive.
We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations.